Exhibit 99

        RIGHTCHOICE MANAGED CARE, INC. LETTERHEAD


CONTACT:    Clara Webb Kinner
           (314) 923-6268

   Missouri Attorney General, Department of Insurance and
Blue Cross and Blue Shield of Missouri Announce Extension to Reach
                    Definitive Agreement

ST. LOUIS, JULY 17, 1998 -- Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE:RIT), the Missouri Attorney General and the Missouri Department of Insurance announced today that they continue to work together to complete the proposed settlement announced April 22 and expect that a definitive agreement will be executed by September 15, 1998.
    The Attorney General, the Department of Insurance and Blue Cross and Blue Shield of Missouri announced in April that they had joined in a conceptual framework for an agreement that would resolve all outstanding litigation and regulatory issues between the state and the company and would create a charitable health care foundation that would be managed by an independent board of directors.
    Since that time, all parties have devoted substantial effort and resources to finalize a definitive settlement, and significant progress has been made. The parties will extend the previously announced standstill of certain litigation until September 15, 1998.
    When the settlement documents are finalized they will be presented to the Cole County Circuit Court for approval. The circuit court has informally advised the parties that it has substantial reservations about the terms of the tentative settlement as outlined, and will scrutinize any final settlement presented to it very carefully.

                        (more)
                        -2-

    In addition to court approval, the definitive agreement would include a number of conditions and contingencies, such as the approvals of the Blue Cross and Blue Shield Association and shareholders and possible securities registration filings which may take several months to complete.

Safe Harbor Statement:
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: whether the company will be able to reach final agreement with the state within the parameters of the conceptual framework announced April 22, 1998, that would resolve all outstanding litigation and regulatory issues between the state and the company; whether all related contingencies will be fulfilled to effect the transaction as proposed; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association related to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
    Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., provide managed care services to almost 2 million members.
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